IMPAX Reports SEC Actions

HAYWARD, Calif. (May 1, 2007) – IMPAX Laboratories, Inc. (OTC: IPXL) (“IMPAX” or “the Company”) reported that on April 30, 2007, an Administrative Law Judge (“ALJ”) of the Securities and Exchange Commission (“Commission”) issued an initial decision that, if upheld by the Commission itself, would result in the revocation of the registration of the Company’s common stock under section 12 of the Securities Exchange Act of 1934. The Company will file a timely appeal to the Commission and hopes to persuade the Commission, based upon the evidence developed in a two-day hearing in February before the ALJ, that revocation or suspension of such registration is neither necessary nor appropriate for the protection of investors. The ALJ’s decision will not be effective during the pendency of the appeal.

The ALJ’s initial decision is based upon the Company’s failure to file periodic reports since its quarterly report for the period ended September 30, 2004. As previously announced, the reason for this reporting delinquency is that the Company has been working to determine the appropriate accounting treatment for transactions under its Strategic Alliance Agreement with an affiliate of Teva Pharmaceutical Industries, Ltd. The Company has now developed an accounting treatment that it deems appropriate and is awaiting the concurrence of the Commission’s Office of the Chief Accountant (“OCA”) in its proposed treatment. Although it cannot predict when the OCA will reach a conclusion, the Company currently estimates that it will be in a position to file all of its delinquent reports within two to three months following a favorable determination by the OCA.

The Company also reported that its available cash and investments at March 31, 2007 was approximately $46.6 million, compared with $29.1 million at December 31, 2006. The Company continues to actively develop, manufacture and ship pharmaceutical products and received nine FDA approvals during 2006.

About IMPAX Laboratories, Inc.
IMPAX Laboratories, Inc. is a technology based specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of branded products. IMPAX markets its generic products through its Global Pharmaceuticals division and markets its branded products through the IMPAX Pharmaceuticals division. Additionally, where strategically appropriate, IMPAX has developed marketing partnerships to fully leverage its technology platform. IMPAX Laboratories is headquartered in Hayward, California, and has a full range of capabilities in its Hayward and Philadelphia facilities. For more information, please visit the Company’s Web site at: www.impaxlabs.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:
To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause IMPAX’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, possible adverse effects resulting from the delisting of and suspension of trading in IMPAX’s stock, the SEC proceeding to determine whether to suspend or revoke the registration of IMPAX’s securities under section 12 of the Securities Exchange Act, IMPAX’s delay in filing its 2004 Form 10-K, its Form 10-Q for each of the first three quarters of 2005, its Form 10-K for 2005, and its Form 10-Q for each of the first three quarters of 2006, IMPAX’s ability to obtain sufficient capital to fund its operations, the difficulty of predicting FDA filings and approvals, consumer acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, IMPAX’s ability to successfully develop and commercialize pharmaceutical products, IMPAX’s reliance on key strategic alliances, the uncertainty of patent litigation, the availability of raw materials, the regulatory environment, dependence on patent and other protection for innovative products, exposure to product liability claims, fluctuations in operating results and other risks detailed from time to time in IMPAX’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and IMPAX undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

Company Contacts:	Investor Relations Contacts:
IMPAX Laboratories, Inc.	Lippert/Heilshorn & Associates, Inc.

Larry Hsu, Ph.D. President & CEO (510) 476-2000, Ext. 1111 Arthur Koch, CFO (215) 933-0351 www.impaxlabs.com	Kim Sutton Golodetz (kgolodetz@lhai.com) (212) 838-3777 Bruce Voss (bvoss@lhai.com) (310) 691-7100

www.lhai.com

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